Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Silvercrest Asset Management Group Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): the Company’s Class A common stock, par value $0.01 per share (the “Class A Common stock”). The summary below is not complete and is qualified in its entirety by reference to the Company’s second amended and restated certificate of incorporation and amended and restated bylaws, each of which is incorporated by reference as an exhibit to this Annual Report on Form 10-K. The terms of these securities also may be affected by the General Corporation Law of the State of Delaware (the “DGCL”).

Our authorized capital stock consists of 50 million shares of Class A common stock, par value $0.01 per share, 25 million shares of Class B common stock, par value $0.01 per share and 10 million shares of preferred stock, par value $0.01 per share.

The number of outstanding shares of the registrant’s Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, as of December 31, 2019 was 9,329,879 and 5,031,017, respectively.  We had no shares of preferred stock outstanding as of December 31, 2019.

Description of Class A Common Stock

Class A Common Stock

Voting Rights

Our Class A stockholders are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. Our Class A stockholders are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to our second amended and restated certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class A common stock and Class B common stock, voting together as a single class. However, amendments to our second amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock, so as to affect them adversely, also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our second amended and restated certificate of incorporation to increase or decrease the authorized shares of Class A common stock must be approved by the vote of the holders of a majority of our shares of Class A common stock. Our Class B stockholders have the same voting rights as our Class A stockholders.

Dividend Rights

Class A stockholders are entitled to receive dividends, when and if declared by our board of directors, out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. Dividends consisting of shares of Class A common stock may be paid only as follows: (i) shares of Class A common stock may be paid only to holders of shares of Class A common stock and (ii) shares will be paid proportionately with respect to each outstanding share of our Class A common stock.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, or the sale of all, or substantially all, of our assets, after payment in full of all amounts required to be paid to creditors and to holders of preferred stock having a liquidation preference, if any, the Class A stockholders will be entitled to share ratably in our remaining assets available for distribution to Class A stockholders.

Other Matters

In the event of our merger or consolidation with or into another company in connection with which shares of common stock are converted into, or exchangeable for, shares of stock, other securities or property (including cash), common stockholders, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash); provided that, if shares of Class A common stock are exchanged for or converted into shares of capital stock, the shares for which they are exchanged, or converted into, may differ to the extent that the shares of Class A common stock and the Class B common stock differ.

No shares of Class A common stock are subject to conversion or redemption or have preemptive rights to purchase additional shares of Class A common stock. There are no sinking fund provisions applicable to our Class A common stock.

All the outstanding shares of Class A common stock are legally issued, fully paid and non-assessable. Holders of Class A common stock will have no liability for further calls or assessments and will not be personally liable for the payment of our debts except as they may be liable by reason of their own conduct or acts.

Exchanges of Class B units for Class A Common Stock and Registration Rights

Class B units of Silvercrest L.P. held by our principals are exchangeable for shares of our Class A common stock, on a one-for-one basis, subject to customary adjustments for share splits, dividends and reclassifications.

Anti-Takeover Effects of Delaware Law and Our Second Amended and Restated Certificate of Incorporation

Our second amended and restated certificate of incorporation and our amended and restated bylaws, contain provisions which may have the effect of delaying, deterring or preventing a future takeover or change in control of our company. These provisions include the following:

Issuance of Preferred Stock

Our board of directors is authorized to issue ten million shares of preferred stock and determine the powers, preferences and special rights of any unissued series of preferred stock, including voting rights, dividend rights, and terms of redemption, conversion rights and the designation of any such series, without the approval of our stockholders. As a result, our board of directors could issue preferred stock quickly and easily. The issuance of preferred stock with voting and conversion rights may adversely affect the rights of holders of our Class A common stock, including their voting power. Our board of directors could issue the preferred stock with terms calculated to delay or prevent a change in control or make removal of management more difficult.

Restriction on Stockholder Action by Written Consent

Our second amended and restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Restriction on Stockholders’ Ability to Call Special Meetings

Our second amended and restated certificate of incorporation provides that, except as otherwise required by law, special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of our board of directors, a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings, or by the Chairman of our board of directors. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.

Advance Notice Procedures for Stockholder Proposals

Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting, or brought before the meeting by, or at the direction of, our board of directors, or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.

Classified Board of Directors

Our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Our second amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Removal of Directors; Board of Directors Vacancies

Our second amended and restated certificate of incorporation and amended and restated bylaws provide that members of our board of directors may not be removed without cause. Our amended and restated bylaws further provide that only our board of directors may fill vacant directorships, except in limited circumstances. These provisions would prevent a stockholder from gaining control of our board of directors by removing incumbent directors and filling the resulting vacancies with such stockholder’s own nominees.

Amendment of Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares of common stock entitled to vote is required to amend or repeal a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our second amended and restated certificate of incorporation generally requires the approval of the holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote in connection with the election of directors, to amend any provisions of our second amended and restated certificate of incorporation.  Our second amended and restated certificate of incorporation and amended and restated bylaws provide that the holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote in connection with the election of directors have the power to amend or repeal our amended and restated bylaws. In addition, our second amended and restated certificate of incorporation grants our board of directors the authority to amend and repeal our amended and restated bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our second amended and restated certificate of incorporation.

The foregoing provisions of our second amended and restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our equity securities and, as a consequence, they also may inhibit fluctuations in the market price of our Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management, or delaying or preventing a transaction that might benefit you or other minority stockholders.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by our board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.